Exhibit 99.15

INTERIM INVESTORS AGREEMENT

This INTERIM INVESTORS AGREEMENT (this “Agreement”) is entered into as of November 4, 2025, by and among Oceanpine Skyline Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“Parent”), Oceanpine Merger Sub Inc., an exempted company with limited liability incorporated under the Laws of the Cayman Islands and a wholly-owned Subsidiary of Parent (“Merger Sub”), and the other parties set forth on Exhibit A hereto or who join in this Agreement as an “Investor” under circumstances contemplated by and in accordance with this Agreement (each such party, an “Investor” and, collectively, the “Investors”).

RECITALS

1. On the date hereof, Parent, Merger Sub and LakeShore Biopharma Co., Ltd, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and formerly known as YishengBio Co., Ltd and YS Biopharma Co., Ltd. (the “Company”), have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving company and a wholly-owned Subsidiary of Parent (the “Merger”).

2. On the date hereof, all Rollover Investors have entered into that certain Equity Contribution and Voting Agreement (the “Support Agreement”) with Parent, pursuant to which, among other things, each of the Rollover Investors has agreed, subject to the terms and conditions set forth therein and among other obligations, to (A) to subscribe for or otherwise receive newly issued Parent Shares (as defined in the Support Agreement) at or immediately prior to the Closing and (B) to receive no consideration for the cancellation of the Rollover Shares (as defined in the Support Agreement) in accordance with the Merger Agreement.

3. On the date hereof, the Sponsor Investor has executed a letter agreement in favor of Parent (the “Equity Commitment Letter”), pursuant to which, among other things, the Sponsor Investor has agreed, subject to the terms and conditions set forth therein, to make a cash equity investment in Parent prior to the Closing.

4. On the date hereof, the Sponsor Investor has executed a limited guarantee in favor of the Company (the “Limited Guarantee”), pursuant to which, among other things, the Sponsor Investor has agreed, subject to the terms and conditions set forth therein, to guarantee the performance and discharge of the payment obligations of Parent and Merger Sub under the Merger Agreement.

5. The Investors, Parent and Merger Sub wish to agree to certain terms and conditions that will govern certain actions of Parent and Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letter, the Support Agreement and the Limited Guarantee, and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, hereby agree as follows:

AGREEMENT

1.	EFFECTIVENESS; DEFINITIONS.

1.1. Effectiveness; Termination. This Agreement is effective on the date hereof and shall terminate (except with respect to Sections 1.1 (Effectiveness; Termination), 1.2 (Definitions; Interpretation), 2.7 (Expense Sharing Provisions), 2.12 (Exclusivity), 2.13 (Contribution With Respect to Limited Guarantee), 2.14 (Indemnification), 2.15 (Company Payments), 3 (Definitions) and 4 (Miscellaneous), all of which shall survive the termination of this Agreement in accordance with the terms hereof) upon the earlier to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms therein, and (c) the termination of this Agreement as otherwise agreed by the Investors in writing; provided that in the event this Agreement is terminated upon the Effective Time, and a Shareholders Agreement containing terms in the Shareholders Agreement Term Sheet, including any such other changes as agreed by the parties, has not been duly executed by the Investors in accordance with Section 2.3 as at the time of such termination, then Section 2.3 shall survive the termination of this Agreement and remain in effect until such Shareholders Agreement has been entered into, provided, further, that any liability for failure to comply with the terms of this Agreement prior to its termination shall survive such termination.

1.2. Interpretation.

1.2.1. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

1.2.2. The section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

1.2.3. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by Parent, Merger Sub and the Investors, and no presumption or burden of proof shall arise, or rule of strict construction applied, favoring or disfavoring Parent, Merger Sub and/or any Investor by virtue of the authorship of any of the provisions of this Agreement.

1.2.4. The “parties” means, collectively, Parent, Merger Sub and the Investors, and a “party” means any of them.

1.2.5. A reference to any document (including this Agreement) is, unless otherwise specified, to that document as revised, amended, restated, consolidated, supplemented, novated or replaced from time to time.

2.	AGREEMENTS AMONG THE INVESTORS.

2.1. Actions Under the Merger Agreement.

2.1.1. Lead Investor Authority. Subject to Section 2.4 below and this Section 2.1, the Lead Investor, acting reasonably, shall have the sole power, authority and discretion to cause Parent and Merger Sub to take any action or refrain from taking any action in order for Parent and Merger Sub to comply with their respective obligations, satisfy their closing conditions or exercise their respective rights and remedies under the Merger Agreement, including: (i) determining that the conditions to closing specified in Sections 8.1 and 8.2 of the Merger Agreement (the “Closing Conditions”) have been satisfied, (ii) enforcing or waiving compliance with any agreements and conditions contained in the Merger Agreement, including the Closing Conditions, (iii) amending, supplementing or modifying the Merger Agreement, and (iv) determining to close the Merger or terminate the Merger Agreement; provided, however, that the Lead Investor shall not permit or cause Parent and Merger Sub to amend, supplement or modify the Merger Agreement in a way that has an impact on any Investor that is different from the impact on the other Investors in a manner that is materially adverse to such Investor without such Investor’s prior written consent. Parent and Merger Sub shall not determine that the Closing Conditions have been satisfied, waive compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by the Lead Investor.

2.2. Failing Investors.

2.2.1. Determination of Failing Investor. In the event that (i) the Lead Investor determines that the Closing Conditions are satisfied or validly waived, subject to Section 2.4 below, and an Investor fails to fund its Commitment in accordance with its Equity Commitment Letter or the Support Agreement, as applicable, or indicates in writing its unwillingness to fund its Commitment in accordance with its Equity Commitment Letter or the Support Agreement, as applicable, or (ii) an Investor commits a material breach of this Agreement, the Equity Commitment Letter, or the Support Agreement, as applicable, which results in the Closing not occurring when it otherwise would have occurred pursuant to the Merger Agreement, as applicable (a Failing Investor” and such failure or unwillingness to fund or material breach, a “Breach”), Parent and Merger Sub, by action of the Lead Investor or the Majority-in-Interest of the Investors (in the case of the Lead Investor being a Failing Investor) (in each case, a “Determining Investor”) may terminate the participation in the Transactions of such Failing Investor; provided, that such termination shall not affect Parent’s or the Company’s rights against such Failing Investor under this Agreement, its Equity Commitment Letter or the Support Agreement, as applicable, including under Sections 2.5 and 4.8 hereof with respect to such a failure to fund; provided, further, that if the Lead Investor does not fund its Commitment in accordance with its Equity Commitment Letter or Support Agreement, as applicable, or that indicates unwillingness to fund its Commitment in accordance with its Equity Commitment Letter or the Support Agreement, or that commits a material breach of this Agreement, its Equity Commitment Letter, or the Support Agreement, as applicable, which results in the Closing not occurring when it otherwise would have occurred pursuant to the Merger Agreement, as applicable, then a Majority-in-Interest of the Investors may designate the Lead Investor a Failing Investor by notice in writing to the Lead Investor.

2.2.2. Notice of Replacement of Failing Investor. Notwithstanding any of the provisions hereof to the contrary, upon written notice from the Determining Investor, the Determining Investor may replace any Failing Investor’s Commitment in its discretion so long as the Determining Investor complies with the requirements under Section 2.2.3. The Determining Investor shall notify each of the other Investors in the event of the replacement of a Failing Investor’s Commitment (including the identity of the Investor replacing the Failing Investor). Upon the completion of allocation and assumption of the Failing Investor’s Commitment pursuant to Sections 2.2.3 and 2.2.4, the Failing Investor and the other Investors shall cooperate in such reasonable and necessary arrangements to permit Parent, Merger Sub and the other Investors to proceed with the Transactions.

2.2.3. Allocation and Assignment of Failing Investor’s Commitment. With respect to any Failing Investor, Parent and Merger Sub, acting on the instruction by the Determining Investor (who has the right but not the obligation to give such instruction), shall terminate such Failing Investor’s participation in the Transactions (which shall not constitute a termination of the Failing Investor’s Equity Commitment Letter, the Limited Guarantee or the Support Agreement for purposes thereof) by assigning the Failing Investor’s participation rights to another Investor and/or one or more third parties, in each such case, subject to the same priority allocations as set forth in Section 2.4 with respect to reallocating the participation rights of Non-Consenting Investors which shall apply mutatis mutandis.

2.2.4. Assumption of Failing Investor’s Commitment. Any assignee of the Failing Investor’s participation rights pursuant to Section 2.2.3 shall assume, in a written agreement with the Failing Investor that is reasonably acceptable to Parent and the Determining Investor, the Failing Investor’s obligations under the Support Agreement, the Limited Guarantee, its Equity Commitment Letter, and this Agreement, as applicable. Upon such assumption, and with the prior written consent of the Determining Investor and (to the extent necessary) the Company, all of the Failing Investor’s liabilities and obligations under the Support Agreement, the Limited Guarantee, its Equity Commitment Letter, and this Agreement, as applicable, other than as specifically set forth in Sections 2.7, 2.13, 2.14, 4.8, 4.14 and 4.17, and with respect to breaches of this Agreement by the Failing Investor prior to the date of the effectiveness of such termination, shall be terminated in accordance with their respective provisions, provided that in the case of a Failing Investor that is a Lead Investor, such Failing Investor’s Equity Commitment Letter and Limited Guarantee shall not be terminated unless (a) with the Determining Investor’s consent and (b) such Failing Investor has satisfied in full its indemnification obligations pursuant to Section 2.14 of this Agreement. For avoidance of doubt, except as set forth in the immediately preceding sentence, all other Investors shall remain bound by this Agreement.

2.2.5. Consequence for Voting and Consent. Notwithstanding anything in this Agreement to the contrary, from and after the time any Investor becomes a Failing Investor, (i) in the case of the Lead Investor becoming a Failing Investor, it shall no longer be deemed to be the Lead Investor for purposes of exercising any rights of the Lead Investor hereunder and its approval or consent shall not be required for any purposes under this Agreement, and instead the Majority-in-Interest of the Investors shall be entitled to exercise rights that the Lead Investor would have had had it not become a Failing Investor (including Sections 2.1, 2.3, 2.4 or 2.5), or (ii) in the case of any Investor other than the Lead Investor becoming a Failing Investor, the approval or consent of such Failing Investor shall not be required for any purposes under this Agreement (including Sections 2.1, 2.3, 2.4 or 2.5) and any such provision that requires the consent or approval of one or more of the Investors shall be deemed to require only the consent or approval of the non-Failing Investor(s).

2.3. Shareholders Agreement. Each Investor agrees to negotiate in good faith with the other to enter into, concurrently with the Closing, a shareholders agreement (the “Shareholders Agreement”) and other customary agreements with respect to its equity interests in Parent, which shall contain terms consistent with those set forth in the latest draft of the document titled Shareholders Agreement Term Sheet prepared by the parties as of the date hereof (the “Shareholders Agreement Term Sheet”), and such other terms as the Investors agree. Parent and each Investor hereby agree to take (or cause to be taken) all actions, if any, required to be taken by each, such that the board of directors of Parent has the composition contemplated by such Shareholders Agreement Term Sheet immediately prior to the Closing. In the event that the Investors are unable to agree on the terms of the Shareholders Agreement, the terms set forth in such Shareholders Agreement Term Sheet shall govern with respect to the matters set forth therein following the Closing and until such time as the Investors enter into a Shareholders Agreement.

2.4. Non-Consenting Investors.

2.4.1. During the term of this Agreement, except as set forth in Section 1.1 or this Section 2.4, no Investor shall have the right to withdraw, modify or otherwise terminate its Commitment except as may be set forth in its Equity Commitment Letter or the Support Agreement, as applicable. Notwithstanding anything to the contrary in this Agreement, upon the request of the Special Committee acting on behalf of the Company, Parent and Merger Sub shall not (a) agree to modify, supplement or amend the Merger Agreement so as to (x) increase the amount or modify the form of the Merger Consideration, or (y) modify or waive, in a manner adverse to Parent, Merger Sub or any Investor, any provisions related to any Parent Termination Fee payable by Parent or Merger Sub or any Company Termination Fee payable to Parent, or (b) agree to any other modification, supplement or amendment of any material term with respect to the Transactions (whether contemplated or permitted by Section 2.1 hereof or otherwise) that is materially adverse to Parent, Merger Sub or any of the Investors, in each case, without the consent of each Investor, provided, however, that in the event that the Lead Investor is willing to agree to, proceed with, or take any action or enter into any agreement (or, in each such case, to permit Parent and Merger Sub to do so) with respect to the matters described in clauses (a) and (b) above and any other Investor declines to agree to, proceed with, or take any action with respect to such matter (such Investor, a “Non-Consenting Investor”), the Lead Investor may nevertheless proceed with such matter by first terminating such Non-Consenting Investor’s participation in the Transactions by providing a written notice to such Non-Consenting Investor.

2.4.2. In the event a Non-Consenting Investor’s participation in the Transactions is terminated in accordance with the foregoing, the Lead Investor shall promptly inform all Continuing Investors, and (A) the Continuing Investors shall be entitled to increase their Commitments in proportion to their respective Commitments at the time of such termination, (B) if less than all of the Non-Consenting Investors’ Commitments are assumed by the other Continuing Investors in accordance with the foregoing, the Continuing Investors who wish to increase their Commitments further shall be entitled to increase their Commitments further in proportion to the Continuing Commitments of the Continuing Investors wishing to increase their Commitments, subject, however, to the maximum amount of increase specified by each Investor, (C) the foregoing procedures shall be repeated until each Non-Consenting Investor’s Commitment is fully assumed by the Continuing Investors or until such Continuing Investors express no further interest in further increasing their Commitments and (D) if less than all of the Non-Consenting Investors’ Commitments are assumed by the Continuing Investors in accordance with the foregoing (collectively, the “Unassumed Commitments”), the Lead Investor may select any number of additional Persons to assume the Unassumed Commitments so long as each such Person joins in this Agreement as an Investor pursuant to a written instrument by which such Person agrees to be bound by the provisions of this Agreement applicable to the Investors. Any assignee of the Non-Consenting Investor’s participation rights pursuant to this Section 2.4.2 shall assume (in a written agreement with the Non-Consenting Investor that is reasonably acceptable to Parent and the Lead Investor) the Non-Consenting Investor’s obligations under the Support Agreement, the Limited Guarantee, its Equity Commitment Letter and this Agreement, as applicable.

2.5. Commitments.

2.5.1. Each Investor hereby affirms and agrees that it is bound by the provisions set forth in its Equity Commitment Letter or the Support Agreement, as applicable, with respect to its Equity Commitment or Rollover Commitment, as applicable, and that, as amongst the Investors and Parent, Parent shall be entitled to enforce the Continuing Commitment only if, when and to the extent (i) directed by the Lead Investor (provided, that the Lead Investor shall not direct Parent to enforce its rights with respect to any Continuing Commitment until the Closing Conditions have been satisfied or validly waived as permitted hereunder and proceed with the Closing) or (ii) the Company is permitted to enforce the provisions of the Equity Commitment Letter and the Support Agreement under the specific circumstances and as specifically set forth therein and in Section 10.10 of the Merger Agreement and does in fact so cause Parent to enforce such provisions. Subject to the other provisions of this Section 2.5.1, Parent shall have no right to enforce any Continuing Commitment unless acting at the direction of the Lead Investor as set forth above, and no Investor shall have any right to enforce any Continuing Commitment except the Lead Investor acting through Parent. Parent shall only enforce the Equity Commitment Letter and the Support Agreement ratably among the Continuing Investors party thereto. Notwithstanding anything herein to the contrary, a Majority-in-Interest of the Investors may direct Parent to enforce its rights under (x) the Lead Investor’s Continuing Commitment and (y) in the event that the Lead Investor is a Failing Investor, any other Investor’s Continuing Commitment if the Closing can reasonably be expected to occur. Notwithstanding anything to the contrary in this Section 2.5, if any Person joins in the Support Agreement as an additional Rollover Investor, then the Lead Investor shall have the sole power to adjust the aggregate amount of the Equity Commitment, and each Continuing Investor hereby agrees to such adjustment.

2.5.2. Except as provided in Sections 2.2, 2.4 and 2.5 hereof, prior to the Closing, no Investor shall transfer or assign any of its Commitment or transfer any interest in Parent, as applicable, other than to its Permitted Transferees; provided, that (i) each such transferee shall agree in writing to be subject to the provisions of this Agreement applicable to the transferring Investor and (ii) no such transfer will relieve the transferring Investor of its obligations hereunder or its Equity Commitment Letter or the Support Agreement, as applicable, with respect to its applicable Commitment.

2.6. Notice of Closing. Parent shall use commercially reasonable efforts to provide each Investor with not less than five (5) Business Days’ prior written notice of the Closing Date under the Merger Agreement; provided, that the failure to provide such notice shall not relieve any Investor of its obligations under this Agreement, its Equity Commitment Letter, the Limited Guarantee or the Support Agreement.

2.7. Expense Sharing Provisions.

2.7.1. In the event the Transactions are consummated, the Lead Investor shall cause the Company (or its successor in interests) to reimburse the Investors (excluding a Failing Investor) for, or pay on behalf of all the Investors (excluding a Failing Investor), as the case may be: (i) all reasonable out-of-pocket costs and expenses incurred by the Investors (excluding a Failing Investor) as approved by the Lead Investor in writing before incurring such costs and expense (including the reasonable fees and expenses of Advisors retained by an Investor pursuant to Section 2.9.2), and (ii) fees, expenses and disbursements payable to any Buyer Consortium Advisors as contemplated by Section 2.9.1 (such costs and expenses under this subsections (i) and (ii), the “Transaction Expenses”), provided, that, notwithstanding the foregoing, an Investor that is a Non-Consenting Investor will only be entitled to seek reimbursement in respect of Transaction Expenses, incurred prior to such Investor becoming a Non-Consenting Investor. For the avoidance of doubt, the Transaction Expenses shall commence accruing from the earlier of (x) the date of the Consortium Agreement or (y) the date such Buyer Consortium Advisors were engaged by the Lead Investor pursuant to the Consortium Agreement.

2.7.2. In the event the Transactions are not consummated (and Section 2.7.3 below does not apply), subject to Sections 2.2, 2.4, 2.13, 2.14 and 4.8, each Investor agrees to (i) pay its pro rata portion of the Transaction Expenses, excluding any Parent Termination Fee payable to the Company pursuant to the Merger Agreement (which shall be paid by the Sponsor Investor or Failing Investors pursuant to Section 2.13 below), determined based on its pro rata share in accordance with its Commitment relative to the Commitments of the other Investors; and (ii) each Investor (including any Non-Consenting Investor and any Failing Investor) shall bear its own costs and expenses incurred in connection with the Transactions including fees, expenses and disbursements payable to any separate Advisor engaged by such Investor as contemplated by Section 2.9.2, provided, that, notwithstanding the foregoing, an Investor that is a Non-Consenting Investor shall be responsible for, and shall pay, its pro rata portion of the Transaction Expenses incurred or accrued as of the date of its ceasing to be an Investor determined based on such Investor’s pro rata share (in accordance with its Commitment relative to the Commitments of the other Investors). For the avoidance of doubt, such Investor shall not be responsible for any Transaction Expenses incurred or accrued after such time as such Investor becomes a Non-Consenting Investor other than under the circumstances described in Section 2.7.3.

2.7.3. If the Transactions are not consummated due to the unilateral breach of this Agreement by the Failing Investor(s), then such Failing Investor(s) shall, severally (and not jointly nor jointly and severally) (a) if the failure of such Failing Investor(s) to fund its Commitment in accordance with its Equity Commitment Letter or the Support Agreement, or its assertion in writing of its unwillingness to fund its Commitment in accordance with its Equity Commitment Letter or the Support Agreement, or its material breach of this Agreement was the primary cause of the termination giving rise to the obligation to pay the Parent Termination Fee, pay any Parent Termination Fee payable to the Company pursuant to the Merger Agreement and (b) reimburse any non-Failing Investors for all of their out-of-pocket costs and expenses incurred in connection with the Transactions, including (i) the Transaction Expenses, (ii) any fees, expenses and disbursements payable to separate Advisors retained by such non-Failing Investors pursuant to Section 2.9.2, and (iii) any guarantee pursuant to the Limited Guarantee, if the guarantee is enforced before the Parent Termination Fee is fully paid by the Failing Investors, in each case without prejudice to any rights and remedies otherwise available to such non-Failing Investors, provided, that, notwithstanding the foregoing, an Investor that is a Non-Consenting Investor will only be entitled to seek reimbursement in respect of Transaction Expenses, incurred prior to such Investor becoming a Non-Consenting Investor.

2.8. Information Sharing and Roles.

2.8.1. Each Investor shall cooperate in good faith in connection with the Merger, including by (a) complying with any reasonable information delivery or other similar requirements consented to by the Lead Investor or the Company in connection with the Transactions, and shall not, and shall direct the Representatives of such party not to, whether by their action or omission, breach such arrangements or obligations, (b) complying with any confidentiality agreement entered into with the Company, (c) providing the other Investors, Parent or the Special Committee with all information reasonably required concerning such party or any other matter relating to such party in connection with the Transactions and any other information any other Investor or the Special Committee may reasonably require in respect of any other party and its Affiliates in connection with any filings that are required to be made with the SEC as a result of the Transactions (including the filing of the Schedule 13E-3), promptly and in no event later than five (5) Business Days after receiving such information request, (d) providing timely responses to requests by the Lead Investor or the Special Committee for information in connection with the Transactions, so as to meet timeframes and deadlines as proposed by the Special Committee, (e) applying the level of resources and expertise that such party reasonably considers to be necessary and appropriate to meet the obligations of such party under this Agreement, and (f) consulting with the Lead Investor and otherwise cooperating in good faith on any public statements regarding the parties’ intentions with respect to the Company. Unless the Lead Investor otherwise agrees in advance and in writing, none of the parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the Exchange Act). Each Investor shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Lead Investor to comply with the rules of, or obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required by any Governmental Entity, or, in the reasonable opinion of the Investors, desirable for the consummation of the Transactions.

2.8.2. Notwithstanding the foregoing, no Investor is required to make available to the other Investors any of their internal board meeting or investment committee materials or analyses or any information which it considers being commercially sensitive information or which is otherwise held subject to an obligation of confidentiality. The Investors agree and confirm that the Investors who are directors or employees of the Company or its subsidiaries shall not be obligated to provide any information in breach of any of their respective obligations or fiduciary duties to the Company.

2.9. Appointment of Advisors.

2.9.1. The Investors agree that the Lead Investor shall be responsible for engaging (including the scope and engagement terms), terminating or changing all Buyer Consortium Advisors to the group of Investors in connection with the Transactions (such Buyer Consortium Advisors to the group of Investors agreed in writing by the Lead Investor in accordance with this Section 2.9.1, the “Buyer Consortium Advisors”). The Investors agree and acknowledge that White & Case LLP has been selected by the group of Investors as a Buyer Consortium Advisor and the international legal counsel to the group of Investors.

2.9.2. Except as otherwise provided in Section 2.9.1, if an Investor requires separate representation in connection with specific issues arising out of the Transactions, such Investor may retain other Advisors to advise it, provided that such Investor shall (i) provide prior notice to other Investors of such retention and (ii) subject to Section 2.7, be solely responsible for the fees and expenses of such separate Advisors unless the Lead Investor agrees in writing that the fees and expenses incurred by such separate Advisor will be treated as Transaction Expenses and reimbursable pursuant to Section 2.7.

2.10. Representations, Warranties and Covenants of Each Investor. Each Investor hereby represents and warrants, severally and not jointly, as of the date hereof and as of the Closing Date, that:

2.10.1. (i) such Investor will have, at the Closing, sufficient cash, available lines of credit, unfunded capital commitments or other sources of immediately available funds, as applicable, to fulfill such Investor’s Commitment in accordance with the terms and subject to the conditions set forth herein; (ii) such Investor has the requisite power and authority to execute, deliver and perform this Agreement, (iii) the execution, delivery and performance of this Agreement by such Investor has been duly authorized by all necessary action on the part of such Investor and no additional proceedings are necessary for such Investor to approve this Agreement, (iv) this Agreement has been duly executed and delivered by such Investor and constitutes a valid and binding agreement of such Investor enforceable against such Investor in accordance with the terms hereof, except as enforceability may be limited by the Enforceability Exceptions, (v) the execution, delivery and performance (including the provision and exchange of information) of this Agreement by such Investor does not conflict with, require a consent, waiver or approval under, or result in a breach of or default under, (a) any provision of its organizational documents, (b) any order, writ, injunction or Law applicable to such Investor or any of such Investor’s properties and assets or (c) any of the terms of any material contract or agreement to which such Investor is party or by which such Investor is bound, and (vi) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Investor.

2.10.2. Such Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the Transactions, including the risk that such Investor could lose the entire value of such Investor’s investment, and has so evaluated the merits and risks of such investment. Such Investor has made such independent investigation of Parent, Merger Sub, the Company, each of their management and related matters as such Investor deems to be necessary or advisable in connection with the Transactions, and is able to bear the economic and financial risk of participating in the Transactions. Such Investor did not make a decision to participate in the Transactions as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio, any seminar or meeting, or any general solicitation by a person not previously known to such Investor. Such Investor acknowledges that neither Parent, Merger Sub nor any of their respective Affiliates has rendered or will render any securities valuation advice or other advice to such Investor, and such Investor is not agreeing to participate in the Transactions in reliance upon, or with the expectation of, any such advice.

2.10.3. Neither such Investor nor any of its Affiliates has entered into (or agreed to enter into) or, without prior consent of the Lead Investor or the Majority-in-Interest of the Investors (in the case of the Lead Investor becoming a Failing Investor), prior to the termination of this Agreement pursuant to Section 1.1, will enter into (or agree to enter into), any agreement, arrangement or understanding with any other Investor or any other potential investor, acquiror or group of potential investors or acquirors or any of its Subsidiaries, in each case with respect to the subject matter of this Agreement, the Merger Agreement or the Transactions or with respect to acquiring any material portion of the assets of the Company or any of its Subsidiaries other than this Agreement, the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee, the Support Agreement, the Consortium Agreement and the Shareholders Agreement.

2.10.4. Each Investor specifically understands and agrees that no Investor has made or will make any representation or warranty with respect to the terms, value or any other aspect of the Transactions, and each Investor explicitly disclaims any warranty, express or implied, with respect to such matters. In addition, each Investor specifically acknowledges, represents and warrants that it is not relying on any other Investor (a) for its due diligence concerning, or evaluation of, Parent, Merger Sub, the Company or their respective assets or businesses, (b) for its decision with respect to making any investment contemplated hereby or (c) with respect to tax and other economic considerations involved in such investment.

2.10.5. Subject to the other terms of this Agreement that expressly limit an Investor’s obligations to proceed to the Closing, each Investor shall assist and cooperate in all commercially reasonable respects with the other parties hereto in doing all things necessary to consummate and make effective the Transactions.

2.11. Representations, Warranties and Covenants of Parent and Merger Sub. Each of Parent and Merger Sub hereby represents and warrants, severally and jointly, as of the date hereof and as of the Closing Date, that (i) it has the requisite power and authority to execute, deliver and perform this Agreement; (ii) the execution, delivery and performance of this Agreement has been duly authorized by all necessary action and does not contravene any provision of Parent’s or Merger Sub’s charter, operating agreement or similar organizational documents or any Law or contractual restriction binding on such party or its assets; (iii) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Entity necessary for the due execution, delivery and performance of this Agreement by each of Parent and Merger Sub (other than those contemplated by the Merger Agreement) have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Entity is required in connection with the execution, delivery or performance of this Agreement; and (iv) this Agreement constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against such party in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions. Neither Parent nor Merger Sub shall enter into any agreement with an Investor or group of Investors that has the effect of discriminating against any Investor in a manner that is materially adverse to such Investor without such Investor’s prior written consent, except to the extent expressly permitted by the terms of this Agreement. Parent and Merger Sub shall provide to all Investors a copy of each agreement to be entered into with certain but not all of the Investors prior to the execution of such agreement, except agreements or arrangements entered into pursuant to the terms hereof or contemplated under the Merger Agreement.

2.12. Exclusivity. Other than transfers and assignments of Commitments that are made in accordance with this Agreement, without the prior written approval of the Lead Investor (or a Majority-in-Interest of the Investors if the Lead Investor becomes a Failing Investor), no Investor and none of such Investor’s Affiliates shall (i) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) with any shareholder of the Company or any other potential investor or acquiror or group of investors or acquirors or any of their respective representatives or Affiliates with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company or any of its Subsidiaries (including any transaction that involves a material portion of the assets of the Company or any of its Subsidiaries) or do, anything which is inconsistent with the provisions of this Agreement or the Transactions; (ii) vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise), including any adjournment, recess or postponement thereof, its Company Shares against the approval of the Merger Agreement or the Transactions; (iii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company or any of its Subsidiaries (including any transaction that involves a material portion of the assets of the Company or any of its Subsidiaries); (iv) (A) acquire any Company Shares or other securities in the Company, or any right, title or interest thereto or therein, other than (x) its Rollover Shares or securities of the Company convertible or exchanged from the Rollover Shares or (y) securities of the Company granted pursuant to the Company’s existing equity incentive plans or issuable upon exercise or settlement of the equity incentive awards granted by the Company under its existing equity incentive plans pursuant to the terms thereof, or (B) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, including by way of tender or exchange offer, an interest in any Company Shares or other securities in the Company (“Transfer”); (v) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any Company Shares or other securities in the Company, or any right, title or interest thereto or therein; (vi) deposit any Company Shares or other securities in the Company into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Company Shares or other securities in the Company; (vii) seek, solicit, initiate, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Section 2.12(i) to Section 2.12(vi). This Section 2.12 shall continue to apply (a) to each Failing Investor for a period of two (2) years following the date that it becomes a Failing Investor and (b) to each Investor other than the Failing Investors until the later to occur of (i) the two-year anniversary of the date of this Agreement (which may be extended as jointly agreed by all Parties) and (ii) the termination of this Agreement in accordance with the terms hereof, provided that with respect to this sub-section (b), this Section 2.12 shall in any event terminate at the Effective Time; provided that in any event this Section 2.12 shall not apply to agreements, arrangements, understandings or discussions between an Investor and its Permitted Transferees; and provided further that notwithstanding anything to the contrary herein, following the termination of this Agreement with respect to any Non-Consenting Investor pursuant to Section 2.4.1, the foregoing clauses (iv) and (v) of this Section 2.12 shall cease to apply to such terminated Non-Consenting Investor. Each Rollover Investor hereby waives any and all of its dissenter’s rights in connection with the Transactions with respect to any and all Rollover Shares beneficially owned by it (including any rights under Section 238 of the Companies Act (as defined under the Support Agreement)).

2.13. Contribution With Respect to Limited Guarantee. Subject to Sections 2.2 and 2.4, and subject to Section 9.3 of the Merger Agreement, the Investors shall cooperate in defending any claim that the Investors are or any one of them is liable to make payments under the Limited Guarantee, including in the event that any Parent Termination Fee, expense reimbursement or other payment is required to be paid by Parent, Merger Sub and/or any Investor (including as a result of any obligation by Parent to make such a payment under the Merger Agreement or by the Sponsor Investor pursuant to the Limited Guarantee) to the Company (such payments, collectively, the “Damages Payment”); provided, that no Investor shall be required to commence any legal action in connection therewith. In the event that a Damages Payment becomes payable, such Damages Payment shall be paid by the Sponsor Investor (or its assignees) in a manner such that such Sponsor Investor (or its assignees) will have paid an amount equal to the amount paid or payable under the Limited Guarantee (subject to the cap of the Maximum Amount (as defined under the Limited Guarantee)). For the avoidance of doubt, in the event the Sponsor Investor who is also a Non-Consenting Investor has assigned its obligations hereunder to a third party in accordance with Section 2.4, such assignee shall be responsible for the Sponsor Investor’s portion of the Damages Payment to the extent so provided in such assignment. Notwithstanding anything to the contrary in this Section 2.13 or the Limited Guarantee, if there is a Failing Investor and the failure of such Failing Investor to fund its Commitment in accordance with its Equity Commitment Letter or the Support Agreement, or its assertion in writing of its unwillingness to fund its Commitment in accordance with its Equity Commitment Letter or the Support Agreement, or its material breach of this Agreement was the primary cause of the termination giving rise to the obligation to pay the Damages Payment, the Damages Payment (along with any other Indemnifiable Losses) shall be paid 100% by such Failing Investor (whether or not such Failing Investor is a Sponsor Investor or Rollover Investor); provided, further, that if there is more than one such Failing Investor, such amounts shall be paid 100% by all such Failing Investors allocated pro rata among such Failing Investors based on their respective Commitments on the date hereof. It is understood that other than as set forth in the immediately preceding sentence, no Sponsor Investor shall be obligated to pay an amount pursuant to the Limited Guarantee and this Section 2.13 that, in the aggregate, exceeds the applicable maximum amount it is obligated to pay pursuant to the Limited Guarantee unless such Investor is a Failing Investor.

2.14. Indemnification. Notwithstanding anything herein to the contrary, each Failing Investor shall indemnify and hold harmless each of Parent, Merger Sub, any Investor that is not a Failing Investor, their respective Affiliates, and any former, current and future direct or indirect equity holder, director, officer, employee, Affiliate, member, manager, general or limited partner, agent, attorney or other representatives of the foregoing (each, an “Indemnified Party”) from and against any and all Indemnifiable Losses (as defined below); provided, that if there is more than one Failing Investor, the obligations of the Failing Investors shall be several and not joint, with each responsible for its pro rata share of the Indemnifiable Losses based on their respective Commitments on the date hereof. The term “Indemnifiable Losses” shall mean all losses, liabilities, damages, costs, expenses, penalties, fines and taxes arising out of, attributable to, incurred or suffered due to, a Failing Investor’s Breach (whether as a result of (w) the Closing not occurring when it otherwise would have occurred pursuant to the Merger Agreement, (x) the Closing occurring without the Failing Investor funding its Commitment in full, (y) the termination of the Merger Agreement, or (z) any other reason), including (A) any Damages Payments (if the failure of such Failing Investor to fund its Commitment in accordance with its Equity Commitment Letter or the Support Agreement, or its assertion in writing of its unwillingness to fund its Commitment in accordance with its Equity Commitment Letter or the Support Agreement, or its material breach of this Agreement was the primary cause of the termination giving rise to the obligation to pay such Damages Payment), (B) any payments made pursuant to the Limited Guarantee (subject to the parenthetical in clause (A) of this sentence), (C) any Transaction Expenses, (D) any costs and expenses incurred in connection with the Transactions including fees, expenses and disbursements payable to any separate Advisor engaged by any Investor as contemplated by Section 2.9.2, and (E) any costs or expenses incurred in connection with enforcing such Indemnified Party’s rights under its Equity Commitment Letter, the Support Agreement or the Limited Guarantee or this Agreement. If any Investor determines to enforce any remedies described in the first sentence against any Failing Investor, such Investor must do so against all Failing Investors. If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (i) the amounts due from all Failing Investors hereunder, multiplied by (ii) a fraction of which the numerator is the amount or value (as applicable) of such Failing Investor’s Commitment and the denominator of which is the sum of all Failing Investors’ Commitments.

2.15. Company Payments. In the event the Merger Agreement is terminated and Parent or any of its Affiliates receives any termination fee (including the Company Termination Fee), reimbursement of expenses, indemnification for damages or other similar payments from the Company or any of its Affiliates (collective, the “Company Payments”), Parent shall (a) first, make adequate provisions for any costs, expenses and other liabilities which are to be borne by Parent and Merger Sub in connection with the Transactions, (b) second, subject to Section 2.7, use all remaining amounts of the Company Payments after giving effect to clause (a), if any, to pay or cause to be paid all Transaction Expenses of the Sponsor Investor (including any Non-Consenting Investor but excluding any Failing Investor), and (c) third, pay or cause to be paid all remaining amounts of the Company Payments after giving effect to clauses (a) and (b), if any, to the Sponsor Investor (excluding any Non-Consenting Investor and any Failing Investor).

2.16. Consortium Agreement. Pursuant to Section 5.4 of the Consortium Agreement dated as of August 26, 2025 by and among the Investors (the “Consortium Agreement”), the Investors hereby agree to terminate, effective immediately, the Consortium Agreement.

3.	DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings given to them in this Agreement or, if not defined herein, in the Merger Agreement. For purposes of this Agreement, the following terms shall have the following meanings:

“Advisors” means any legal, financial, tax, forensic accounting or other advisors or consultants of the group of Investors, Parent, Merger Sub or an Investor, in each case appointed in connection with the Transactions.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act; including, for the avoidance of doubt, any affiliated investment funds of such party or any investment vehicles of such party or such funds; provided, however, that with respect only to parties that are a private equity, sovereign or other funds in the business of making investments in portfolio companies managed independently, no portfolio company of any such party (including any portfolio company of any affiliated investment fund or investment vehicle of such party) shall be deemed to be an Affiliate of such party.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in Beijing, Hong Kong, New York City, Cayman Islands and British Virgins Islands for the transaction of normal banking business.

“Company Shares” means the issued and outstanding ordinary shares, par value US$0.0002 per share, of the Company.

“Commitments” means the Equity Commitments and the Rollover Commitments.

“Continuing Commitments” means, as of any time of determination, the Equity Commitments or Rollover Commitments of the Continuing Investors as of such time.

“Continuing Investor” means, as of any time of determination, each Investor that is not a Non-Consenting Investor at such time.

“Control” shall have the meaning ascribed to such terms in Rule 12b-2 under the Exchange Act.

“Equity Commitments” means, for the Sponsor Investor, the amount of cash equity set forth in the Equity Commitment Letter delivered by the Sponsor Investor to Parent on the date hereof, as such amount of cash equity may be amended from time to time as permitted by this Agreement.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Lead Investor” means, subject to Section 2.2.5, Oceanpine Capital Inc., a BVI business company incorporated under the laws of the British Virgin Islands.

“Majority-in-Interest of the Investors” means, as of any date of determination, those Continuing Investors (other than the Lead Investor or any of its permitted assigns) that hold more than 50% of the aggregate Continuing Commitments held by all of the Continuing Investors (other than the Lead Investor or any of its permitted assigns) as of such date, in each case subject to Section 2.2.5.

“Permitted Transferee” means, in respect of any Investor, (a) an Affiliate of such Investor, and (b) if such Investor is an investment fund, to any of the investment funds managed or advised by such Investor or any of its Affiliates, or any of the investment vehicles of such Investor, such Affiliate or such investment fund; provided, that in each case, such transferee agrees to execute, prior to or concurrently to any permitted transfer, a joinder to this Agreement in the form agreed by the Lead Investor; provided, further, that for the avoidance of doubt, none of the Investors shall be Permitted Transferees of any other Investor.

“Rollover Commitments” means the value of a Rollover Investor’s Rollover Shares that will be contributed to Parent prior to the Closing in exchange for newly issued Parent Shares under the Support Agreement, being the product of (a) the total number of Rollover Shares to be contributed by such Rollover Investor to Parent, multiplied by (b) the Per Share Merger consideration under the Merger Agreement.

“Rollover Investor” means each of the Investors designated on Exhibit A hereto under the heading “Rollover Investors.”

“Sponsor Investor” means the Investor designated on Exhibit A hereto under the heading “Sponsor Investor.”

“Transactions” means the transactions contemplated by the Merger Agreement.

4.	MISCELLANEOUS.

4.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

4.2. Further Assurances. Each party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

4.3. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

4.4. Amendment; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the party against whom the enforcement of such waiver, discharge or termination is sought.

4.5. Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of any party shall not be assigned without the prior consent of the Lead Investor; provided that each Investor may assign its rights and obligations under this Agreement, in whole or in part, without the prior consent of the other parties, to an Affiliate of such party by notifying the other parties pursuant to Section 4.16. Each party agrees that it will remain bound and liable under this Agreement after such assignment to its Affiliates. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of each of the parties. Nothing in this Agreement shall be construed as giving any person, other than each of the Investors and its successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof and unless expressly provided to the contrary in this Agreement, a Person who is not a party has no right under the Contracts (Rights of Third Parties) Ordinance (Cap. 623) to enforce or to enjoy the benefit of any term of this Agreement, and the consent of any Person who is not a party is not required to rescind or vary this Agreement at any time; provided, however, that the Indemnified Parties are express intended third party beneficiaries of Section 2.14.

4.6. No Partnership or Agency. The parties are independent and nothing in this Agreement constitutes a party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other party.

4.7. Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” form, or by any other electronic means intended to pre-serve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. The parties irrevocably and unreservedly agree that this Agreement may be executed by way of electronic signatures and the parties agree that this Agreement, or any part thereof, shall not be challenged or denied any legal effect, validity and/or enforceability solely on the ground that it is in the form of an electronic record.

4.8. Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. In the event that Parent determines to enforce the provisions of the Commitment under the Equity Commitment Letter or the Support Agreement in accordance with this Agreement and the terms thereof or the Company enforces the Equity Commitment Letter or the Support Agreement in accordance with the terms thereof, and the Lead Investor is prepared to cause Parent to consummate the Transactions in accordance with Section 2.1 of this Agreement and to fund their respective Commitment upon consummation of the Transactions, as evidenced in writing to the other Investors (the Investors who are so prepared, the “Closing Investors”), but there are one or more Failing Investors, the parties agree that Parent, acting at the direction of the Determining Investor, shall in addition to the remedies set forth elsewhere in this Agreement with respect to Failing Investors, be entitled to specific performance of the terms of this Agreement, whether before or after the Closing, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy. If Parent determines to enforce any remedies described in the second sentence of this Section 4.8 against any Failing Investor, Parent must do so against all Failing Investors.

4.9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the substantive laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than Hong Kong.

4.10. Dispute Resolution. Any disputes, actions and proceedings against any party arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force (the “Rules”) when the notice of arbitration is submitted and as may be amended by this Section 4.10. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal (the “Tribunal”) shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the Tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the chairman of HKIAC. The award of the Tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

4.11. Specific Performance. Subject to Section 4.8, each party acknowledges and agrees that the other parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement.

4.12. Limitation on Liability. Except as otherwise expressly provided for in this Agreement, the obligation of each party under this Agreement is several (and not joint nor joint and several).

4.13. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission or waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.14. Confidentiality.

4.14.1. Except as permitted under Sections 4.14 and 4.15, each party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other party (the “Discloser”). Each party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transactions.

4.14.2. Subject to Section 4.14.3, the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information (other than any electronic data stored on the back-up storage of the Recipient’s hardware) at the option of the Recipient.

4.14.3. Each party may retain in a secure archive a copy of the Confidential Information referred to in Section 4.14.1 if the Confidential Information is required to be retained by the party for regulatory purposes or in connection with a bona fide document retention policy; provided that such party shall continue to be bound by this Section 4.14 with respect to the Confidential Information so retained.

4.14.4. Each party acknowledges that, in relation to any Confidential Information received from a Discloser, the obligations contained in this Section 4.14 shall continue to apply for a period of twenty-four (24) months following the date of termination of this Agreement pursuant to Section 1.1, as applicable, unless otherwise agreed in writing.

4.14.5. “Confidential Information” includes (a) all written, oral or other information obtained in confidence by one party from any other party in connection with this Agreement or the Transactions, unless such information (i) is already known to such first party on a non-confidential basis from a source not known by such first party to be bound by a duty of confidentiality, or (ii) is or becomes publicly available other than through a breach of this Agreement by such party or its Affiliates or Representatives, and (b) the existence or terms of, and any negotiations or discussions relating to, the Transactions, this Agreement, the Merger Agreement, the Equity Commitment Letter, the Support Agreement and the Limited Guarantee and all exhibits, restatements and amendments hereto and thereto.

4.15. Permitted Disclosures. A party may make disclosures (a) to those of its Affiliates and Representatives as such party reasonably deems necessary to give effect to or enforce this Agreement (including potential sources of capital), but only on a confidential basis and the party should sign a confidentiality agreement, as applicable, which contains similar content to Section 4.14, with the Recipient; (b) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or another regulatory body or international stock exchange having jurisdiction over a party or its Affiliates or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other parties and the other parties have had a reasonable opportunity to comment thereon, in each case to the extent legally permissible and reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such party or its Affiliates or Representatives.

4.16. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier or e-mail to the contact details set forth on the signature pages and shall be copied to the additional contact as set forth thereon as well or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation or proof of successful transmission if sent by e-mail or on the next day after deposit with an overnight courier, if sent by an overnight courier, except if the time of deemed delivery under this Section 4.16, (regardless of the form of service) is after 5:30 p.m. at the place of receipt or is not on a Business Day, then the notice will not be deemed received at that time but rather will be deemed received at 9 a.m. on the next following Business Day in the place of delivery.

4.17. Announcements. No public announcement or statement regarding the existence, subject matter or contents of this Agreement shall be issued by any party or their Affiliates or Representatives either to the Company (including the Company’s board of directors ) or to the public without the prior written consent of the Lead Investor, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by laws, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the Lead Investor and the Lead Investor has had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable. Any public announcement to be made by the parties or their Affiliates (including Parent) in connection with the Transactions shall be jointly coordinated and agreed by all of the parties. Notwithstanding the foregoing, each party may make any Schedule 13D filings, or amendments thereto, in respect of the Company that such party reasonably believes is required under applicable law without the prior written consent of the other parties, provided that each such party shall coordinate with the other parties in good faith regarding the content and timing of such filings or amendments in connection with the Transactions.

4.18. No Duty. In making any determination contemplated by this Agreement, each Investor may make such determination in its sole and absolute discretion, taking into account only such Investor’s own views, self-interest, objectives and concerns. No Investor shall have any fiduciary or other duty solely as a result of entering into this Agreement to any other Investor, Parent or Merger Sub except as expressly set forth in this Agreement.

4.19. Non-circumvention. Each party agrees that it shall not indirectly accomplish that which it is not permitted to accomplish directly under this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Oceanpine Skyline Inc.

By:	/s/ Nan Shaodeng
Name:	NAN Shaodeng
Title:	Director

Notice details:

Address: 21F, China Century Tower
No. 9 Xiaoyunli South St
Beijing 100026, China
E-mail: nansd@oceanpine.com
Attention: Nan Shaodeng

with a copy (which shall not constitute notice) to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81 Jianguo Lu
Chao Yang District
Beijing 100025
People’s Republic of China
Attention: Alan Bao, Esq.
Email: alan.bao@whitecase.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Oceanpine Merger Sub Inc.

By:	/s/ Nan Shaodeng
Name:	NAN Shaodeng
Title:	Director

Notice details:

Address: 21F, China Century Tower
No. 9 Xiaoyunli South St
Beijing 100026, China
E-mail: nansd@oceanpine.com
Attention: Nan Shaodeng

with a copy (which shall not constitute notice) to:

White & Case LLP
19th Floor, Tower 1 of China Central Place
81 Jianguo Lu
Chao Yang District
Beijing 100025
People’s Republic of China
Attention: Alan Bao, Esq.
Email: alan.bao@whitecase.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Oceanpine Capital Inc.

By:	/s/ Yang Jiayu
Name:	YANG Jiayu
Title:	Director

Notice details:

Address: 21F, China Century Tower
No. 9 Xiaoyunli South St
Beijing 100026, China
E-mail: nansd@oceanpine.com
Attention: Nan Shaodeng

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Oceanpine Investment Fund II LP

By:	/s/ Dave Liguang Chenn
Name:	Dave Liguang Chenn
Title:	Director

Notice details:

Address: 21F, China Century Tower
No. 9 Xiaoyunli South St
Beijing 100026, China
E-mail: nansd@oceanpine.com
Attention: Nan Shaodeng

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Crystal Peak Investment Inc.

By:	/s/ Huaqin Xue
Name:	Huaqin Xue
Title:	Director

Notice details:

Address: 3877 El camino Real, Ste 201, Palo Alto CA 94306
E-mail: xuehuaqin1@outlook.com
Attention: Xue Huaqin

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

ADJUVANT GLOBAL HEALTH TECHNOLOGY FUND, L.P.
by its general partner Adjuvant Capital GP, L.P.
by its general partner Adjuvant Capital Management, LLC

By:	/s/ Kabeer Aziz
Name:	Kabeer Aziz
Title:	Vice President & Secretary

ADJUVANT GLOBAL HEALTH TECHNOLOGY FUND DE, L.P.,
by its general partner Adjuvant Capital GP, L.P.,
by its general partner Adjuvant Capital Management, LLC

By:	/s/ Kabeer Aziz
Name:	Kabeer Aziz
Title:	Vice President & Secretary

Notice details:

Address: 500 5th Avenue, Suite #4000, New York, NY 10110, USA
Attention: Kabeer Aziz
E-mail: kaziz@adjuvantcapital.com

with a copy to (which alone shall not constitute notice):

Adjuvant Capital Management, LLC
Address: 500 5th Avenue, Suite #4000, New York, NY 10110, USA
Attention: Glenn Rockman
E-mail: gr@adjuvantcapital.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Superstring Capital Master Fund LP
by its general partner Superstring Capital Management GP, LLC

By:	/s/ Ting Guo
Name:	Ting Guo
Title:	General Partner

Notice details:

Address: 150 E 52nd St, Suite 5004, New York, NY 10022
Attention: Ting Guo
Facsimile: N/A
Email: tguo@superstringcap.com

with a copy to (which alone shall not constitute notice):

George Song
Address: 150 E 52nd St, Suite 5004, New York, NY 10022
Attention: George Song
Facsimile: N/A
E-mail: gsong@superstringcap.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

MSA GROWTH FUND II, L.P. by its general partner MSA China Growth Fund II GP, LLC

By:	/s/ Yu (Jenny) Zeng
Name:	Yu (Jenny) Zeng
Title:	Managing Partner

Notice details:

Address: 2106, 21F, Jinhui Building, No. 6, Wangjing East Park 4th District, Chaoyang District, Beijing
Attention: Jiawu (James) Feng
Facsimile: N/A
Email: james.feng@msacap.com

with a copy to (which alone shall not constitute notice):

Address: 2106, 21F, Jinhui Building, No. 6, Wangjing East Park 4th District, Chaoyang District, Beijing
Attention: Yu (Jenny) Zeng
Facsimile: N/A
E-mail: jennyzeng@msacap.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Epiphron Capital (Hong Kong) Limited

By:	/s/ Sherry Xiaoyu Liu
Name:	Sherry Xiaoyu Liu
Title:	Director

Notice details:

Address: RM15, 14/F, Block B, Win Sun Factory building, Tuen Mun, N.T., Hong Kong
Attention: Lo Ka chun
Facsimile: N/A
Email: victor.lo@epiphroncapital.com

with a copy to (which alone shall not constitute notice):

Xin Weng
Address: RM15, 14/F, Block B, Win Sun Factory building, Tuen Mun, N.T., Hong Kong
Attention: Xin Weng
Facsimile: N/A
Email: weng.xin@epiphroncapital.com

[Signature Page to Interim Investors Agreement]